                                                                    EXHIBIT 10.8

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- -------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                             EMPIRE GAS CORPORATION,


                       EMPIREGAS, INC. OF NORTH CAROLINA,


                             PUBLIC SERVICE COMPANY
                        OF NORTH CAROLINA, INCORPORATED,


                                       AND


                            PSNC PROPANE CORPORATION


                                  JUNE __, 1994


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

                                TABLE OF CONTENTS


Section                                                                     Page
- -------                                                                     ----

ARTICLE I.

PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . .   1
     Section 1.1.   ACQUISITION OF ASSETS. . . . . . . . . . . . . . . . . .   1
                    (a)  REAL PROPERTY . . . . . . . . . . . . . . . . . . .   1
                    (b)  RECEIVABLES . . . . . . . . . . . . . . . . . . . .   2
                    (c)  INVENTORIES . . . . . . . . . . . . . . . . . . . .   2
                    (d)  VEHICLES. . . . . . . . . . . . . . . . . . . . . .   2
                    (e)  TANKS . . . . . . . . . . . . . . . . . . . . . . .   2
                    (f)  MACHINERY AND EQUIPMENT . . . . . . . . . . . . . .   2
                    (g)  OTHER ASSETS. . . . . . . . . . . . . . . . . . . .   2
     Section 1.2.   EXCLUDED ASSETS. . . . . . . . . . . . . . . . . . . . .   2
     Section 1.3.   ASSUMPTION OF CERTAIN CONTRACTS AND RELATED
                    LIABILITIES. . . . . . . . . . . . . . . . . . . . . . .   3
     Section 1.4.   PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . .   4
     Section 1.5.   ALLOCATION OF PURCHASE PRICE . . . . . . . . . . . . . .   5
     Section 1.6.   RELATED AGREEMENTS . . . . . . . . . . . . . . . . . . .   5
                    (a)  NON-COMPETITION AGREEMENT . . . . . . . . . . . . .   5
                    (b)  ASSIGNMENT AND ASSUMPTION AGREEMENT . . . . . . . .   5
                    (c)  REAL ESTATE LICENSE AGREEMENTS. . . . . . . . . . .   5
     Section 1.7.   DETERMINATION OF ADDITIONAL AMOUNT . . . . . . . . . . .   6
                    (a)  ADDITIONAL AMOUNT . . . . . . . . . . . . . . . . .   6
                    (b)  INVENTORY . . . . . . . . . . . . . . . . . . . . .   6
     Section 1.8.   ADJUSTMENT TO PURCHASE PRICE FOR DISCREPANCY IN TANKS. .   6
                    (a)  LISTING OF TANKS. . . . . . . . . . . . . . . . . .   6
                    (b)  RESPONSIBILITY OF THE SELLER REGARDING CUSTOMER
                         DISPUTES. . . . . . . . . . . . . . . . . . . . . .   6
                    (c)  DISPUTES OVER PROPOSED FINAL TANK SCHEDULE. . . . .   6
                    (d)  CALCULATION OF TANK ADJUSTMENT. . . . . . . . . . .   7


ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . . . . . . . . . . .   7
     Section 2.1.   ORGANIZATION AND AUTHORITY . . . . . . . . . . . . . . .   8
     Section 2.2.   SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . .   8
     Section 2.3.   ABSENCE OF CONFLICTS AND CONSENT REQUIREMENTS. . . . . .   8
     Section 2.4.   TITLE TO, AND CONVEYANCE OF, PROPERTIES AND ASSETS . . .   9
     Section 2.5.   LEASES . . . . . . . . . . . . . . . . . . . . . . . . .   9

Section                                                                     Page
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     Section 2.6.   COMPLIANCE WITH LAWS; CONDITION OF EQUIPMENT . . . . . .   9
     Section 2.7.   PERMITS. . . . . . . . . . . . . . . . . . . . . . . . .  10
     Section 2.8.   BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . .  10
     Section 2.9.   TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . .  10
     Section 2.10.  LITIGATION . . . . . . . . . . . . . . . . . . . . . . .  10
     Section 2.11.  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . .  11
     Section 2.12.  CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . .  11
     Section 2.13.  EMPLOYEE BENEFITS. . . . . . . . . . . . . . . . . . . .  12
     Section 2.14.  ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . . . .  12
     Section 2.15.  INVENTORY. . . . . . . . . . . . . . . . . . . . . . . .  12
     Section 2.16.  DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . .  12
     Section 2.17.  FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . .  12
     Section 2.18.  ABSENCE OF MATERIAL ADVERSE CHANGE; CONDUCT OF
                    BUSINESS . . . . . . . . . . . . . . . . . . . . . . . .  13
     Section 2.19.  EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . .  13


ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF EMPIRE AND THE PURCHASER . . . . . . . . .  14
     Section 3.1.   CORPORATE ORGANIZATION AND AUTHORITY . . . . . . . . . .  14
     Section 3.2.   ABSENCE OF CONFLICTS AND CONSENT REQUIREMENT . . . . . .  14
     Section 3.3.   LITIGATION AND OTHER CLAIMS. . . . . . . . . . . . . . .  15
     Section 3.4.   DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . .  15


ARTICLE IV.

CERTAIN COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . .  16
     Section 4.1.   CONDUCT PRIOR TO CLOSING . . . . . . . . . . . . . . . .  16
                    (a)  PRE-CLOSING ACCESS TO BUSINESS. . . . . . . . . . .  16
                    (b)  INTERIM CONDUCT OF BUSINESS . . . . . . . . . . . .  16
                    (c)  PURCHASER'S APPROVAL OF CERTAIN TRANSACTIONS. . . .  16
                    (d)  CONTINUATION OF PROPERTY INSURANCE COVERAGE . . . .  17
                    (e)  PRESS RELEASES AND ANNOUNCEMENTS. . . . . . . . . .  17
     Section 4.2.   ACCESS TO BOOKS AND RECORDS AFTER CLOSING. . . . . . . .  17
     Section 4.3.   RETENTION OF EMPLOYEES . . . . . . . . . . . . . . . . .  17
     Section 4.4.   CONTRACTS REQUIRING CONSENT. . . . . . . . . . . . . . .  18
     Section 4.5.   ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . .  18
     Section 4.6.   REGULATORY MATTERS . . . . . . . . . . . . . . . . . . .  18
     Section 4.7.   USE OF NAME. . . . . . . . . . . . . . . . . . . . . . .  19
     Section 4.8.   DURHAM AND GASTONIA FACILITIES . . . . . . . . . . . . .  19

Section                                                                     Page
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     Section 4.9.   CURRENT YEAR'S PERSONAL AND REAL PROPERTY TAXES. . . . .  19


ARTICLE V.

CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Section 5.1.   CLOSING DATE . . . . . . . . . . . . . . . . . . . . . .  20
     Section 5.2.   CONDITIONS TO OBLIGATIONS OF EMPIRE AND THE PURCHASER. .  21
                    (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS . . . . .  21
                    (b)  CONSENTS. . . . . . . . . . . . . . . . . . . . . .  21
                    (c)  HART-SCOTT-RODINO . . . . . . . . . . . . . . . . .  21
                    (d)  CORPORATE APPROVAL. . . . . . . . . . . . . . . . .  21
                    (e)  DEEDS . . . . . . . . . . . . . . . . . . . . . . .  22
                    (f)  TITLE INSURANCE . . . . . . . . . . . . . . . . . .  22
                    (g)  DOCUMENTS OF THE SELLER . . . . . . . . . . . . . .  22
                    (h)  RELATED AGREEMENTS. . . . . . . . . . . . . . . . .  22
                    (i)  NO ADVERSE PROCEEDING . . . . . . . . . . . . . . .  22
                    (j)  LEGAL OPINION . . . . . . . . . . . . . . . . . . .  23
                    (k)  UCC SEARCH. . . . . . . . . . . . . . . . . . . . .  23
                    (l)  OTHER ASSURANCES. . . . . . . . . . . . . . . . . .  23
     Section 5.3.   CONDITIONS TO OBLIGATIONS OF PSNC AND THE SELLER . . . .  23
                    (a)  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . .  23
                    (b)  CORPORATE APPROVAL. . . . . . . . . . . . . . . . .  23
                    (c)  PAYMENT OF PURCHASE PRICE . . . . . . . . . . . . .  24
                    (d)  CONSENTS. . . . . . . . . . . . . . . . . . . . . .  24
                    (e)  HART-SCOTT-RODINO . . . . . . . . . . . . . . . . .  24
                    (f)  PURCHASER'S DOCUMENTS . . . . . . . . . . . . . . .  24
                    (g)  RELATED AGREEMENTS. . . . . . . . . . . . . . . . .  24
                    (h)  NO ADVERSE PROCEEDINGS. . . . . . . . . . . . . . .  24
                    (i)  LEGAL OPINION . . . . . . . . . . . . . . . . . . .  25
                    (j)  OTHER ASSURANCES. . . . . . . . . . . . . . . . . .  25
     Section 5.4.   RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . .  25


ARTICLE VI.

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION . . . . . . . . . . . . . . . .  26
     Section 6.1.   SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . .  26
     Section 6.2.   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . .  26
                    (a)  INDEMNIFICATION BY PSNC AND THE SELLER. . . . . . .  26
                    (b)  INDEMNIFICATION BY EMPIRE AND THE PURCHASER . . . .  26

Section                                                                     Page
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                    (c)  THIRD PARTY CLAIMS. . . . . . . . . . . . . . . . .  27
                    (d)  PAYMENT . . . . . . . . . . . . . . . . . . . . . .  27
                    (e)  ACCESS AND INFORMATION. . . . . . . . . . . . . . .  28
                    (f)  LIMITATIONS ON INDEMNIFICATION. . . . . . . . . . .  28


ARTICLE VII.

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Section 7.1.   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . .  29
     Section 7.2.   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . .  30
     Section 7.3.   SEVERABILITY . . . . . . . . . . . . . . . . . . . . . .  30
     Section 7.4.   BENEFITS AND BINDING EFFECT. . . . . . . . . . . . . . .  30
     Section 7.5.   CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . .  31
     Section 7.6.   EXHIBITS AND SCHEDULES . . . . . . . . . . . . . . . . .  31
     Section 7.7.   MERGER CLAUSE. . . . . . . . . . . . . . . . . . . . . .  31
     Section 7.8.   AMENDMENTS AND WAIVER. . . . . . . . . . . . . . . . . .  31
     Section 7.9.   GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . .  31

                            ASSET PURCHASE AGREEMENT


          This ASSET PURCHASE AGREEMENT, dated June __, 1994, (the "AGREEMENT") is by and between EMPIRE GAS CORPORATION, a Missouri corporation ("EMPIRE"), EMPIREGAS, INC. OF NORTH CAROLINA, a North Carolina corporation (the "PURCHASER"), PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, a North Carolina corporation ("PSNC"), and PSNC PROPANE CORPORATION, a North Carolina corporation (the "SELLER").

          WHEREAS, the Seller owns certain assets used in the operation of a propane distribution business located in North Carolina and headquartered in Gastonia, North Carolina (the "BUSINESS"); and

          WHEREAS, the Purchaser desires to purchase the Business and certain of the assets of the Seller, and Empire approves of Purchaser's intention to purchase such assets from the Seller; and

          WHEREAS, the Seller desires to sell such assets to the Purchaser, and PSNC approves of the Seller's intention to sell such assets to the Purchaser;

          NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties agree as follows:



                                   ARTICLE I.

                           PURCHASE AND SALE OF ASSETS


          SECTION 1.1. ACQUISITION OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, subject to the provisions of Section 1.2, all of the assets, properties, rights, interests, and claims, real and personal, tangible and intangible, of the Seller used in the operation of the Business, including without limitation the following (all hereinafter referred to as the "PURCHASED ASSETS"):

               (a)  REAL PROPERTY.  All the Seller's real property listed on
SCHEDULE 1.1(a), together with all buildings, fixtures and other improvements located thereon;

               (b) RECEIVABLES. All accounts receivable of the Seller that are aged ninety (90) days or less (the "TRANSFERRED RECEIVABLES") on the Closing Date (as defined in Section 5.1);

               (c) INVENTORIES. All inventory of the Seller held for sale in the Seller's Business including propane, appliances, parts and fittings (the "INVENTORY");

               (d) VEHICLES. All tank trucks, delivery and service trucks, automobiles, and other vehicles listed on SCHEDULE 1.1(d);

               (e)  TANKS.  All customer and bulk tanks listed on SCHEDULE
1.1(e);

               (f) MACHINERY AND EQUIPMENT. All the Seller's machinery and equipment, furniture and fixtures, owned telephone equipment, computers and office equipment, supplies and other tangible personal property (the "EQUIPMENT"), including but not limited to those items listed on SCHEDULE 1.1(f); and

               (g) OTHER ASSETS. All the Seller's rights and interest under any and all contracts, agreements, purchase orders and the like, which relate to the conduct of the Seller's Business, including without limitation all post office boxes and telephone numbers used by the Business, all the Seller's books and records used or generated in the conduct of the Business, including supplier lists and files, sales listings and vendor files and records, together with all other assets, tangible and intangible, owned by the Seller which it uses in the conduct of its Business.

          SECTION 1.2.   EXCLUDED ASSETS.  Notwithstanding the provisions of
Section 1.1, the Purchased Assets shall not include any of the following assets of the Seller:

               (a)  Cash and cash equivalents;

               (b)  Any contract other than an Assumed Contract as defined in
Section 1.3;

               (c) Any of the machinery, equipment, furniture and fixtures, motor vehicles, and office equipment specifically identified on SCHEDULE 1.2(c);

               (d) Any rights of the Seller in and to any trademarks, tradenames, and logos; and

               (e) Any claims and rights of the Seller to any federal, state, or local income tax refund or tax credit, deductions or other tax benefits of the Seller relating to the Business and accruing prior to the Closing Date.

          SECTION 1.3. ASSUMPTION OF CERTAIN CONTRACTS AND RELATED LIABILITIES. In addition to the payment of the Purchase Price pursuant to
Section 1.4, the Purchaser shall assume as of the Closing Date, and perform when due, Seller's obligations to be performed after the Closing Date under (a) all contracts and orders for the purchase or sale of Inventories listed on
SCHEDULE 1.3(a) (the "INVENTORY ORDERS"), (b) those real and personal property leases described on SCHEDULE 1.3(b) hereto (the "ASSUMED LEASES"), and (c) those contracts, agreements, and other commitments ("CONTRACTS") identified as to be assumed by Purchaser on Schedule 1.3(c) hereto, along with all retail and customer contracts which are not separately listed and which relate to the Business (such Inventory Orders, Assumed Leases and other Contracts to be assumed by Purchaser are hereinafter referred to as "ASSUMED CONTRACTS"); PROVIDED, HOWEVER, the liabilities or obligations of the Seller assumed by the Purchaser shall not include:

                    (i) any liability or obligation of the Seller for any trade accounts payable in existence as of the Closing Date;

                    (ii) any liability or obligation of the Seller to any present or former employee, officer, or shareholder of Seller or any of such person's beneficiaries, heirs or assignees arising (A) out of such person's present or former employment by Seller, (B) out of any agreement between such person and Seller, (C) out of the transactions contemplated by this Agreement,
(D) under any retirement or profit sharing plan or arrangement, (E) by virtue of any collective bargaining relationship or agreement, or (F) pursuant to the National Labor Relations Act or any other labor relations law or any workers' compensation law or agreement;

                    (iii) any liability or obligation attributable to or arising as a result of any breach, violation or non-performance of any contract or agreement (including without limitation any Assumed Contract) by the Seller prior to and through the Closing Date, including without limitation any breach or violation arising as a result of the transactions contemplated by this Agreement;

                    (iv) except as set forth in Section 4.9, past, current and future liabilities and obligations of the Seller for federal, state or local taxes of any nature accruing for periods prior to the Closing Date;

                    (v) any liability or obligation with respect to any claims based on product warranties made by Seller or for any personal injuries, property damage or consequential damages relating to products sold by Seller or the operation of the Business before the Closing;

                    (vi) any liability or obligation arising out of or based upon any violation by Seller of any statute, rule, regulation, code or ordinance, including, but not limited to, antitrust, securities, civil rights, health, safety, labor, discrimination and environmental laws, rules, regulations, codes and ordinances; or

                    (vii) any liability or obligation arising out of or based upon any action, suit, claim, investigation, consent decree, inquiry, review or other proceeding, at law or in equity or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality.

          SECTION 1.4.   PURCHASE PRICE

               (a) In full consideration for the sale and transfer of the Purchased Assets, and on the terms and subject to the conditions set forth in this Agreement (including, without limitation, the adjustment provisions of Sections 1.7 and 1.8), on the Closing Date, the Purchaser shall deliver to the Seller the following:

                    (i) Twelve Million Dollars ($12,000,000.00), payable in cash at Closing, plus an amount equal to the interest that would have accrued between June 1, 1994 and the Closing Date (defined below) on Twelve Million Dollars ($12,000,000) at the per annum interest rate published from time to time in The Wall Street Journal (Eastern Edition) as the "prime rate" in effect (the "Prime Rate"); plus

                    (ii) An amount equal to the value of the Transferred Receivables as of 8:00 a.m. on the Closing Date, calculated as provided in
SCHEDULE 1.4(a)(ii); plus

                    (iii) The Estimated Additional Amount determined as provided in Section 1.7.

               (b) The Seller hereby acknowledges receipt of Purchaser's payment of a fee of Two Hundred Fifty Thousand Dollars ($250,000.00) pursuant to that certain letter from the Purchaser to the Seller dated January 27, 1994 and accepted by the Seller dated January 28, 1994, and a second fee of Two Hundred Fifty Thousand Dollars ($250,000) pursuant to that certain letter from the Purchaser to the Seller dated May 25, 1994 and accepted by the Seller dated May 25, 1994 (collectively, the "OPTION FEE"). The Option Fee shall be retained by Seller and shall not be refunded to Purchaser unless the Seller breaches the terms of the Agreement and the Closing fails to occur. The Option Fee shall be applied in reduction of the Purchase Price in the event the transactions contemplated by this Agreement close pursuant to Article V hereof.

               (c) Payments in cash referred to in this Section 1.4 shall be made by automated clearing house funds or wire transfer, payable in immediately available funds.

               (d) At the Closing, the Purchaser and the Seller shall calculate the amount of AD VALOREM personal and real property taxes with respect to the Purchased Assets for the tax year in which the Closing Date occurs that have accrued as of the close of business on the day preceding the Closing Date, and such amount shall be deducted from the purchase price. In addition, the Seller shall pay all real estate transfer taxes, and the Purchaser and Seller shall share equally motor vehicle transfer taxes or conveyance fees resulting from the transfer of the Purchased Assets.

          SECTION 1.5. ALLOCATION OF PURCHASE PRICE. The Purchase Price described in Section 1.4 above shall be allocated among the Purchased Assets as set forth in SCHEDULE 1.5 hereto and the parties agree to adhere to such allocation in all reports, returns and other documents filed with any governmental authority.

          SECTION 1.6. RELATED AGREEMENTS. The following agreements shall be executed by the parties thereto (collectively, the "RELATED AGREEMENTS") in connection with the transactions contemplated by this Agreement:

               (a) NON-COMPETITION AGREEMENT. At the Closing, PSNC, the Seller, Empire, and the Purchaser shall execute and deliver a non-competition agreement in the form of EXHIBIT 1.6(a) (the "NON-COMPETITION AGREEMENT").

               (b) ASSIGNMENT AND ASSUMPTION AGREEMENT. Empire, the Purchaser, PSNC, and the Seller shall execute and deliver an assignment and assumption agreement in the form of EXHIBIT 1.6(b) (the "ASSIGNMENT AGREEMENT").

               (c) REAL ESTATE LICENSE AGREEMENTS. PSNC and the Seller shall execute and deliver real estate license agreements with respect to the PSNC Facilities (as defined in Section 4.10) in the form of EXHIBIT 1.6(c) (the "LICENSE AGREEMENTS").

          SECTION 1.7.   DETERMINATION OF ADDITIONAL AMOUNT

               (a) ADDITIONAL AMOUNT. The Additional Amount shall be equal to the value of the Inventory as reasonably agreed by Purchaser and Seller, as of 8:00 a.m. on the Closing Date (the "INVENTORY AMOUNT"); PROVIDED, HOWEVER, that the value of the Inventory shall be its actual cost, but that no value shall be given for items that are not saleable nor for spare parts that are not useable in the ordinary course of business.

               (b) INVENTORY. The Seller shall have taken or caused to have been taken an inventory of the Business as of the Closing Date. Such inventory shall have been taken in accordance with standard industry practices and procedures and may include, as appropriate, physical taking of inventories or determination of inventory quantities based upon an examination of shipping, receiving and other records maintained in the normal course of business. The Purchaser and its representatives shall have had the right to attend, observe, and participate in any physical taking of inventories and shall have had the right to review the shipping, receiving and other records used to determine other inventory quantities.

          SECTION 1.8.   ADJUSTMENT TO PURCHASE PRICE FOR DISCREPANCY IN TANKS.

               (a) LISTING OF TANKS. Within one-hundred twenty (120) days after the Closing Date, the Purchaser shall prepare and submit to the Seller a statement (the "PROPOSED FINAL TANK SCHEDULE") listing according to size:
(i) the tanks that were listed on Schedule 1.1(e), that exist, and as to which there is no dispute with the customer over ownership; (ii) the tanks that were listed on Schedule 1.1(e) but that the Purchaser cannot locate; (iii) the tanks (according to size that were listed on Schedule 1.1(e), that exist, but as to which there is a dispute with a customer of the Seller over ownership; and
(iv) the tanks that were not listed on Schedule 1.1(e) but should have been, and as to which there is no dispute with the customer over ownership.

               (b)  RESPONSIBILITY OF THE SELLER REGARDING CUSTOMER
DISPUTES. If any customer of the Seller claims any ownership interest in the propane storage tank located at such customer's premises, the Seller shall negotiate the claim directly with the customer.

               (c) DISPUTES OVER PROPOSED FINAL TANK SCHEDULE. If the Seller disputes the correctness of the Proposed Final Tank Schedule, the Seller shall have the opportunity to locate missing tanks, rectify disputes with customers over ownership, and notify the Purchaser of the existence and location of such tanks in writing within 45 days after receipt of the Proposed Final Tank Schedule. If the Seller fails to deliver such notice within such time, the Seller shall be deemed to have accepted the Purchaser's schedule. The Purchaser and the Seller shall endeavor in good faith to resolve any disputed items within 20 days after the Purchaser's receipt the notice referred to in the first sentence of this paragraph. If they are unable to do so, either party shall have the right to refer the dispute to the Arbitrator for resolution, and the determination by the Arbitrator of the adjustments, if any, which are necessary in order that the Proposed Final Tank Schedule represents fairly the tanks actually conveyed. Such determination by Arbitrator shall be conclusive and binding on the parties. The fees of Arbitrator incurred in resolving any such dispute shall be shared equally by the Seller and the Purchaser.

               (d) CALCULATION OF TANK ADJUSTMENT. The Tank Adjustment Amount for each size tank shall be calculated as the product of (i) the overage (shortage) of tanks of a given size, times (ii) the tank replacement value for a tank of similar size as set forth in Schedule 1.8(d). If the sum of the Tank Adjustment Amounts for all tank sizes is a positive number, then such sum shall be paid to the Seller by the Purchaser plus interest thereon from the Closing Date to the date of payment at the Prime Rate. If the sum of the Tank Adjustment Amounts for all tank sizes is a negative number, then such sum shall be paid to the Purchaser by the Seller plus interest thereon from the Closing Date to the date of payment at the Prime Rate. Such payment shall be made in immediately available funds not later than two business days after determination of the sum of the Tank Adjustment Amounts by wire transfer to a bank account designated by the party entitled to receive the payment.



                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

          To induce Empire and the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of PSNC and the Seller represents and warrants to Empire and the Purchaser that the statements contained in this Article II are true, correct and complete as of the date hereof. Certain representations and warranties contained herein are made to PSNC's or the Seller's "knowledge." As to such representations and warranties, Empire and the Purchaser agree that there will be deemed to be a breach only if Empire or the Purchaser can reasonably show that the individuals listed on
SCHEDULE 2.0 had actual knowledge as of the date such representation or warranty was deemed to be made of facts which rendered such representation or warranty untrue.

          SECTION 2.1. ORGANIZATION AND AUTHORITY. Each of PSNC and the Seller is a corporation validly existing and in good standing under the laws of North Carolina, with full corporate power and authority to own and operate its properties. The Seller is duly qualified and authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its business makes such qualification necessary. Subject to obtaining the approvals listed on
SCHEDULE 2.3, the execution, delivery and performance of this Agreement and the Related Agreements by each of PSNC and the Seller have been duly authorized by all requisite corporate action on the part of such party's respective board of directors. Subject to obtaining the approvals set forth on SCHEDULE 2.3, this Agreement constitutes, and the Related Agreements, when executed, will constitute, the legal, valid and binding obligations or agreements of PSNC and the Seller, as the case may be, enforceable against it in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights and to equitable principles.

          SECTION 2.2. SUBSIDIARIES. The Seller is a wholly-owned subsidiary of PSNC. The Seller has no subsidiaries.

          SECTION 2.3. ABSENCE OF CONFLICTS AND CONSENT REQUIREMENTS. Except as set forth on SCHEDULE 2.3, neither the execution, delivery or performance of this Agreement and each of the Related Agreements by each of PSNC and the Seller nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate or result in any material breach or material default under (a) any provisions of the articles of incorporation or bylaws of PSNC or the Seller; (b) to the knowledge of PSNC and the Seller, any law, statute, rule or regulation of any administrative agency or governmental body, or any judgment, order, writ, stipulation, injunction, award or decree of any court, arbiter, administrative agency or governmental body to which either is subject; or (c) any material loan agreement, mortgage, indenture, agreement, instrument or other material contract to which PSNC or the Seller is a party or by which it may be bound. Except as set forth in Section 4.6 and on SCHEDULE 2.3, the execution and delivery of this Agreement and each of the Related Agreements by PSNC and the Seller and the consummation of the transactions contemplated hereby or thereby, will not require the consent of, or any prior filing with or notice to or payment to, any governmental authority or other person or entity.

          SECTION 2.4.   TITLE TO, AND CONVEYANCE OF, PROPERTIES AND ASSETS.

               (a) Except as set forth in SCHEDULE 2.4(a), the Seller has good and marketable fee simple title to the real property owned by it and good and legal title to the personal property owned by it, in each case free and clear of any and all liens, charges, security interests, reservations, restrictions, adverse claims, encumbrances and other defects in or limitations on title (collectively, the "ENCUMBRANCES"), except for (i) recorded easements, covenants and other restrictions which do not materially impair, individually or in the aggregate, the current or continued use, occupancy or value, or the marketability of title, of such property or (ii) liens for property taxes assessed by state or local taxing authorities but not yet due and payable (collectively, the Encumbrances listed in Sections 2.4(a)(i) and (ii) are referred to as the "PERMITTED ENCUMBRANCES").

               (b) The Seller has the right to convey the Purchased Assets to the Purchaser and the Seller shall convey at the Closing, free and clear of all Encumbrances other than Permitted Encumbrances, good and marketable title to such assets, including without limitation (i) the Real Property listed on
Schedule 1.1(a), (ii) the vehicles listed on Schedule 1.1(d), (iii) the tanks listed on Schedule 1.1(e), and (iv) the machinery and equipment listed on
Schedule 1.1(f).

          SECTION 2.5.   LEASES.

               (a) Schedule 1.3(b) is a list, as of November 30, 1993, of all leases and subleases of real and personal property to which the Seller is a party (the "LEASES").

               (b) SCHEDULE 2.5(b) indicates which Leases are not terminable on ninety (90) days notice without penalty. To the knowledge of PSNC and the Seller, each Lease is in full force and effect, and the rights of the Seller under the Leases are legal, valid, binding, and enforceable by it.

          SECTION 2.6.   COMPLIANCE WITH LAWS; CONDITION OF EQUIPMENT.

               (a) Except as set forth on SCHEDULE 2.6(a), the Seller has not received notice of, nor has PSNC or the Seller any knowledge of, any material violations (collectively, "VIOLATIONS," and individually, a "VIOLATION") of any term or provision of any foreign, federal, state or local law, rule, regulation, municipal ordinances or regulations, judicial, arbitral or administrative order, judgment, decree, rules or regulations of any federal, state or local department or agency, or governmental permit, license, approval or authorization (collectively, the "LEGAL REQUIREMENTS"). The term Legal Requirements shall not include any laws, regulations and permits relating to matters covered by Section 2.11.

               (b) Except as set forth on SCHEDULE 2.6(b), all equipment used by Seller in the conduct of the Business -- including, but not limited to, vehicles -- is in full compliance in all material respects with National Fire Prevention Association, Pamphlet 58. All vehicles are in compliance in all material respects with applicable Department of Transportation regulations. Except as set forth on Schedule 2.6(b), PSNC and the Seller have no knowledge of any material defects in any bulk plants, vehicles, liquid transfer facilities or other equipment constituting part of the Purchased Assets.

          SECTION 2.7. PERMITS. Except as set forth on SCHEDULE 2.7, (i) all necessary licenses, franchises, approvals, certificates, permits or authorizations of any federal, state or local governmental or regulatory body or third party (collectively, "PERMITS") for the lawful ownership, use and occupancy of the Purchased Assets and for the operation of the Business have been issued and are currently in full force and effect; and (ii) Schedule 2.7 hereto contains a list of all Permits issued to Seller as of the date hereof. Except as specifically noted on Schedule 2.7 hereto, there is nothing that will prevent the transfer of all Permits to Purchaser.

          SECTION 2.8. BOOKS AND RECORDS. The books of account and other corporate records of Seller are being, and for at least the most recent three years have been, maintained in accordance with good business practices.

          SECTION 2.9. TAX MATTERS. Except as set forth on SCHEDULE 2.9, all taxes with respect to the Seller, including without limitation, income, property, sales, use, excise, withholding, social security and unemployment taxes, imposed by any taxing authority which have become due and payable have been paid in full by the Seller, or are adequately provided for by reserves shown on its books of account; all deposits required by law to be made by the Seller with respect to estimated income, franchise and employees' withholding taxes have been duly made; and all material tax returns required to be filed with respect to the Seller have been duly filed.

          SECTION 2.10. LITIGATION. Except as set forth on SCHEDULE 2.10, there are no actions, suits or proceedings relating to the Seller filed and served or, to the knowledge of PSNC and the Seller, commenced or threatened, by or before any court or any governmental or administrative agency, and there is no order, injunction, award, judgment or decree outstanding against the Seller.

          SECTION 2.11. ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 2.11, to the knowledge of the Seller:

               (a) The Seller is in compliance in all material respects with all applicable laws, regulations and permits relating to Environmental Matters or the protection of the Environment (as defined in Section 2.11(b)). Except for notices or communications relating to the matters listed on SCHEDULE 2.11, no written notice or other communication from any court or government agency, official or instrumentality of any alleged material violation of any ordinance, law, decree, order, code or governmental rule or regulation relating to any Environmental Matter has been filed or communicated to the Seller, except for notices or communications that have been complied with in all respects.

               (b) For purposes of this Agreement, "ENVIRONMENTAL MATTERS" shall mean matters or circumstances relating to the handling, storage, transportation, treatment, disposal, Release (as defined below) or potential Release into the Environment (as defined below) of any Hazardous Substance (as defined below). "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Substance or pollutant or contaminate). "HAZARDOUS SUBSTANCE" shall mean Hazardous Substance as defined under the Comprehensive Environmental Recovery Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 ET SEQ., as amended, or any petroleum or petroleum-based substance, including, but not limited to, gasoline, kerosene and diesel fuel. "ENVIRONMENT" shall mean surface or ground water, drinking water supply, land, surface or subsurface strata, the ambient air or the sediment underlying any surface water.

          SECTION 2.12. CONTRACTS. Except as set forth on SCHEDULE 2.12, to the knowledge of PSNC and the Seller (a) each of the Contracts is in full force and effect and the rights of the Seller are legal, valid, binding and enforceable by the Seller; (b) the Seller is not in default in any material respect of any Contract, nor does any circumstance exist which, with notice, or the passage of time or both, would result in such a default; and (c) the Seller has not repudiated any provision of any Contract.

          SECTION 2.13. EMPLOYEE BENEFITS. SCHEDULE 2.13 hereto contains a list as of the date hereof of all employee pension benefit and welfare benefit plans (as defined in Sections 3(2) and 3(3) of ERISA) maintained by Seller or to which Seller contributes, and all other programs, arrangements, and practices relating to the compensation or benefits of any employee maintained by Seller at any time since January of 1992. Seller has provided to Purchaser true and complete copies of each such plan, program, policy, arrangement, or practice.

          SECTION 2.14. ACCOUNTS RECEIVABLE. On the Closing Date, the Seller shall deliver to the Purchaser a listing of all Transferred Receivables (the "RECEIVABLES LISTING"). All accounts receivable of Seller reflected on the Receivables Listing arose from bona fide transactions in the ordinary course of business of Seller and are fully collectible without any discounts, less any applicable reserves for returns or doubtful accounts that are reflected on the Receivables Listing.

          SECTION 2.15. INVENTORY. On the Closing Date, the Seller shall deliver to the Purchaser a listing of all inventory of the Seller as of the close of business on the day preceding the Closing Date (the "INVENTORY LISTING"). The inventory of Seller included on the Inventory Listing is salable, within periods of time consistent with Seller's past experience, in the ordinary course of business, subject only to normal write-down consistent with Seller's established accounting practices.

          SECTION 2.16. DISCLOSURE. The representations and warranties contained in this Agreement or in any written statement, certificate or Related Agreement furnished or to be furnished to Empire and the Purchaser by PSNC and the Seller in connection with the Closing pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

          SECTION 2.17. FINANCIAL INFORMATION. SCHEDULE 2.17 hereto sets forth the profit and loss statements and balance sheets of the Seller for the fiscal year ended on September 30, 1993, and the 7-month period ended on April 30, 1994 (such profit and loss financial statements are referred to collectively as "SELLER'S FINANCIAL STATEMENTS"). Except for their treatment of intercompany debt and employee benefit costs: (a) the balance sheets in Seller's Financial Statements fairly present the financial condition of the Business at the dates thereof; and (b) the income statements in Seller's Financial Statements fairly present the results of operations for the periods indicated.

          SECTION 2.18. ABSENCE OF MATERIAL ADVERSE CHANGE; CONDUCT OF BUSINESS. Except as set forth on SCHEDULE 2.18 hereto, since April 30, 1994:

               (a) There has been no event, development or change of any kind directly involving Seller which has materially adversely affected, or might reasonably be expected to materially adversely affect, any of the Purchased Assets or the business, prospects, financial condition, or results of operations of the Business, taken as a whole;

               (b) Except as required by law and by employment agreements disclosed in Schedules hereto, (i) there has been no increase in the compensation, bonus or benefits (of any type or description, including, without limitation, non-binding arrangements, policies or understandings) payable, or to become payable (except for scheduled wage increases for hourly wage employees), by Seller to any of its officers, directors, employees or agents; (ii) there has been no pension, retirement or similar benefit arrangement which has become effective or been made or agreed to by Seller other than pursuant to plans in existence on January 1, 1987, copies of which have been delivered to Purchaser pursuant to Section 2.13; and (iii) Seller has not encountered any labor union organizing activity, had any actual, or to the knowledge of PSNC and the Seller, threatened employee strike, work stoppage, slow-down or other labor disturbance or had any material adverse change in its relations with employees;

               (c)  Except in the ordinary course of business, Seller has not
(i) acquired, retained or disposed of any assets of a type similar to those included in the Purchased Assets or (ii) created any lien upon, granted any security interest in or otherwise encumbered any of the Purchased Assets; and


               (d) Seller has conducted the Business only in the ordinary course.

          SECTION 2.19. EMPLOYEES. There are no pending or, to the knowledge of PSNC and the Seller, threatened disputes, labor controversies, strikes or work stoppages with any employees of Seller. Seller has not, to its knowledge or the knowledge of PSNC, committed an unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not pending or, to the knowledge of PSNC and the Seller, threatened any charge, complaint, or grievance against Seller by the National Labor Relations Board, any representative thereof, or any employee of Seller. There are no labor unions that represent any employees of the Seller. Seller has not received any notice of any proposed union certification or recognition election. Seller is not a party to any collective bargaining agreement, nor are any collective agreements currently being negotiated by Seller with respect to Seller's employees.



                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF EMPIRE
                                AND THE PURCHASER

          To induce PSNC and the Seller to enter into this Agreement and the transactions contemplated hereby, each of Empire and the Purchaser hereby represents and warrants to PSNC and the Seller that the statements contained in
Article III are true, correct and complete as of the date hereof. Certain representations and warranties contained herein relating to the Purchaser are made to Empire's or the Purchaser's knowledge. As to such representations and warranties, PSNC and the Seller agree that there will be deemed to be a breach only if PSNC or the Seller can reasonably show that the individuals listed on
SCHEDULE 3.0 had actual knowledge as of the date such representation or warranty was deemed to be made of facts which rendered such representation or warranty untrue.

          SECTION 3.1. CORPORATE ORGANIZATION AND AUTHORITY. Each of Empire and the Purchaser is a corporation validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to own and operate its properties. The Purchaser is duly qualified and authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its business makes such qualification necessary. Subject to obtaining the approvals set forth on SCHEDULE 3.2, the execution, delivery and performance of this Agreement and the Related Agreements by each of Empire and the Purchaser have been duly authorized by all requisite corporate action on the part of such party's respective board of directors. Subject to obtaining the approvals set forth on SCHEDULE 3.2, this Agreement constitutes, and the Related Agreements, when executed, will constitute the legal, valid, and binding obligations or agreements of Empire or the Purchaser, as the case may be, enforceable against it in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors rights and to equitable principles.

          SECTION 3.2. ABSENCE OF CONFLICTS AND CONSENT REQUIREMENT. Except as set forth on SCHEDULE 3.2, neither the execution, delivery or performance of this Agreement and each of the Related Agreements by each of Empire and the Purchaser nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate or result in any material breach or material default under (a) any provision of the articles of incorporation or the bylaws of Empire or the Purchaser; (b) to the knowledge of Empire and the Purchaser, any law, statute, rule or regulation of any administrative agency or governmental body, or any judgment, order, writ, stipulation, injunction, award or decree of any court, arbiter, administrative agency or governmental body to which either is subject; or (c) any loan agreement, mortgage, indenture, agreement, instrument or other material contract to which Empire or the Purchaser is a party or by which it may be bound. Except as set forth in Section 4.6 or on SCHEDULE 3.2, the execution and delivery of this Agreement and each of the Related Agreements by Empire and the Purchaser and the consummation of the transactions contemplated hereby and thereby will not require the consent of, or any prior filing with or notice to or payment to, any governmental authority or other person or entity.

          SECTION 3.3. LITIGATION AND OTHER CLAIMS. There are no (a) actions, suits, or proceedings relating to Empire or the Purchaser filed and served or, to the knowledge of Empire and the Purchaser, commenced or threatened, by or before any court or any governmental administrative agency, or (b) orders, injunctions, awards, judgments, or decrees outstanding against Empire or the Purchaser, that would preclude Empire and the Purchaser from performing their respective obligations under this Agreement or to consummating the transactions contemplated hereby.

          SECTION 3.4. DISCLOSURE. The representations and warranties contained in this Agreement or any written statement, certificate or Related Agreement furnished or to be furnished to PSNC and the Seller by Empire and the Purchaser in connection with the Closing pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV.

                        CERTAIN COVENANTS AND AGREEMENTS


          SECTION 4.1.   CONDUCT PRIOR TO CLOSING.

               (a) PRE-CLOSING ACCESS TO BUSINESS. The Seller shall afford to authorized representatives of the Purchaser free and full access upon reasonable notice and during normal business hours to the premises, assets, properties, books, personnel and records of the Seller so that the Purchaser may have full opportunity to make such investigations as it shall desire to make of the Seller; PROVIDED, HOWEVER, that until the Closing, neither Empire nor the Purchaser shall disclose or use and shall cause its agents, attorneys and representatives not to disclose or use any confidential data or information secured from the Seller, and, if the Closing does not occur as herein provided, the Purchaser will promptly return to the Seller, at the request of the Seller, any and all copies, summaries or abstracts thereof and shall not use any such information in any manner.

               (b) INTERIM CONDUCT OF BUSINESS. The Seller shall conduct its business only in the usual and ordinary course, subject to the Purchaser's approval of certain transactions pursuant to subsection 4.1(c).

               (c) PURCHASER'S APPROVAL OF CERTAIN TRANSACTIONS. Except as may otherwise be permitted under this Agreement, the Seller will not do any of the following without the prior consent of the Purchaser, which shall not be unreasonably withheld:

                         (i) incur or permit the incurrence of any single obligation or other liability in excess of Ten Thousand Dollars ($10,000) except for purchases in the normal and ordinary course of business consistent with past practices;

                         (ii) voluntarily permit to be incurred any lien or encumbrance on any of its assets other than Permitted Encumbrances and purchase money security interests on personal property acquired in the ordinary course of business;

                         (iii) increase the rate of compensation for any of its employees, except for increases in the ordinary course and consistent with past practices, or otherwise enter into any material, or alter in any material respect, any employment, consulting or service agreement with any employee other than at-will employment agreements entered into in the ordinary course of business; and

                         (iv) commence, enter into or alter any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retirement, or incentive plan or any plan providing for fringe benefits to its employees.

               (d) CONTINUATION OF PROPERTY INSURANCE COVERAGE. The Seller agrees that prior to the Closing Date it will retain its existing insurance coverage in such amounts and on substantially the same terms as in effect on the date hereof.

               (e) PRESS RELEASES AND ANNOUNCEMENTS. No press release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by any party unless it has first been approved by the other parties or, in the reasonable opinion of counsel to the disclosing party, is required by applicable law, rule, regulation or order and the disclosing party gives prior written notice of its intention to make a disclosure and provides to the non-disclosing party an opportunity to participate in preparing any such disclosure. The parties shall reasonably agree on a joint letter to be sent to all customers of the Business as part of the first billing cycle following the Closing.

          SECTION 4.2. ACCESS TO BOOKS AND RECORDS AFTER CLOSING. The parties agree that, for the purpose of this section, the "ACCESS PERIOD" is defined as the longer of (a) a period of three (3) years following the Closing Date or (b) the period of time beginning on the Closing Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof. The Purchaser hereby covenants and agrees to maintain in a reasonably accessible place, during the Access Period, the books and records of the Seller delivered to the Purchaser as a result of the transactions contemplated hereby, and to provide copies of such books and records to the Seller or its representatives at the Seller's expense. The Purchaser agrees to notify the Seller prior to disposing of any such books and records and, upon request made within sixty (60) days after receipt of such notice, to deliver such books and records to the Seller at the Seller's expense.

          SECTION 4.3. RETENTION OF EMPLOYEES. Set forth on SCHEDULE 4.3 is a list of all employees of the Seller (the

"Employees"), and a description of any current (and committed future, if any) rates of compensation, whether in the form of salaries, bonuses, commission or other supplemental compensation now or hereafter payable, of such Employees, together with information as to any employment contracts with any Employees, any arrangements involving the indebtedness of any Employee to Seller, and any arrangements involving the indebtedness of Seller to any Employee in any amount. Except as set forth on SCHEDULE 4.3, the Purchaser shall employ on the Closing Date each of the Employees on terms and conditions substantially equivalent to the terms and conditions on which the Seller has employed such Employees (including scheduled wage increases for hourly wage employees for the remainder of calendar year 1994). The Purchaser shall give full credit to each Employee for his or her years of service with the Seller for all purposes.

          SECTION 4.4. CONTRACTS REQUIRING CONSENT. To the extent the provisions of any Contract require the consent of any other person in order to consummate the transactions contemplated hereby, this Agreement shall not constitute an agreement to assign such Contract if an attempted assignment would constitute a breach thereof or give rise to any right of acceleration or termination. The Seller shall use reasonable efforts to procure any required consents; PROVIDED, HOWEVER, that the Seller's refusal to provide economic incentives to procure such consents or its failure to commence litigation to compel such consent shall not be deemed to be a failure by the Seller to use reasonable efforts to secure such consent. If any such consent is not obtained, the Seller shall cooperate with the Purchaser in any reasonable arrangement designed to provide the Purchaser the benefit of any such Contract, including enforcement of any and all rights of the Seller against the other party thereto arising out of breach or cancellation thereof by such party or otherwise.

          SECTION 4.5. ENVIRONMENTAL MATTERS. Prior to the Closing, the Purchaser shall be permitted to conduct a review at its expense of the Seller's practices as they may relate to compliance with Environmental Laws. Such review may include at the discretion of the Purchaser, acting in consultation with the Seller, the testing of soil and water at each of the Seller's locations.

          SECTION 4.6.   REGULATORY MATTERS

               (a) To the extent required, each of Empire, the Purchaser, PSNC, and the Seller shall cooperate and use their respective best efforts to file a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with the Department of Justice and the Federal Trade Commission.

               (b) Each of Empire, the Purchaser, PSNC, and the Seller shall cooperate and use their respective best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and other governmental authorities necessary to consummate the transactions contemplated by this Agreement, and (ii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as is reasonably practicable.

          SECTION 4.7.   USE OF NAME.  Without limiting the provisions of
Section 1.2(b) hereof: (a) Seller hereby licenses Purchaser to use names "PSNC PROPANE" or "PUBLIC SERVICE PROPANE" for a transition period of 120 days following the Closing (PROVIDED, HOWEVER, that Purchaser may use stationery and/or invoices of the Seller during a transition period of 30 days following the Closing as long as Purchaser places "stickers" on such forms to indicate the change in ownership of the Business); and (b) except as provided in Section 4.7(a), the Purchaser shall have no right to use such names.

          SECTION 4.8. DURHAM AND GASTONIA FACILITIES. The Seller currently owns and operates two (2) thirty thousand (30,000) gallon propane storage tanks at the facility of PSNC located at 3700 Franklin Boulevard, Gastonia, North Carolina, and three (3) thirty thousand (30,000) gallon propane storage tanks at PSNC's facility located at 211 South Hoover Road, Durham, North Carolina (the Durham and Gastonia facilities are referred to as "PSNC FACILITIES"). At the Closing, PSNC will enter into the License Agreements with respect to the PSNC Facilities. On or before the expiration of the License Agreements, the Purchaser shall remove, at its expense, the propane storage tanks, from the PSNC Facilities.

          SECTION 4.9.   CURRENT YEAR'S PERSONAL AND REAL PROPERTY TAXES.
Except as provided in Section 1.4(d), the Purchaser shall be responsible for the payment of AD VALOREM personal and real property taxes with respect to the Purchased Assets for the tax year in which the Closing Date occurs.

                                   ARTICLE V.

                                     CLOSING


          SECTION 5.1.   CLOSING DATE

               (a) The closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held at 10:00 o'clock a.m. Charlotte, North Carolina Time on a date (the "CLOSING DATE") mutually acceptable to the parties but not later than June 30, 1994. The Closing shall be held at the offices of Fennebresque, Clark, Swindell & Hay, NationsBank Corporate Center, 100 North Tryon Street, Floor 29, Charlotte, North Carolina 28202, or such other location as may be agreed to by the parties hereto.

               (b) The Purchaser may terminate this Agreement without liability or obligation, except the obligations imposed pursuant to Sections 1.4(b), 4.1(a) and 4.1(e), and without waiving any of its rights at law or in equity by giving notice to the Seller at any time prior to the Closing:

                    (i) In the event the Seller is in breach of any material representation, warranty or covenant contained in this Agreement in any material respect and such breach is not cured within thirty (30) days after the Seller receives written notice thereof from the Purchaser; or

                    (ii) If the Closing shall not have occurred on or before June 30, 1994 by reason of the failure of the Seller to satisfy any condition under Section 5.2 (unless the failure results primarily from the Purchaser breaching any of its representations, warranties or covenants contained in this Agreement); or

                    (iii) If a recapitalization of Empire to be underwritten by Morgan Stanley & Co. has not been completed prior to June 30, 1994.

               (c) The Seller may terminate this Agreement without liability or obligation, except the obligations imposed pursuant to Sections 4.1(a) and 4.1(e), and without waiving any of its rights at law or in equity by giving notice to the Purchaser at any time prior to the Closing:

                    (i) In the event the Purchaser is in breach of any of its material representations, warranties or covenants contained in this Agreement in any material respect and such breach is not cured within thirty (30) days after the Purchaser receives written notice thereof from the Seller; or

                    (ii) If the Closing shall not have occurred on or before June 30, 1994 by reason of the failure of the Purchaser to satisfy any condition under Section 5.3 (unless the failure results primarily from the Seller breaching any of its representations, warranties or covenants contained in this Agreement).

          SECTION 5.2. CONDITIONS TO OBLIGATIONS OF EMPIRE AND THE PURCHASER. The obligations of Empire and the Purchaser to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment on or before the Closing Date of each of the following conditions, except to the extent that Empire and the Purchaser may, each in its absolute discretion, waive one or more thereof in writing in whole or in part:

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of PSNC and the Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date and the covenants of the Seller set forth herein shall have been complied with through the Closing Date in all material respects, and a certificate to such effect shall be executed and delivered to the Purchaser by the Seller on and as of the Closing Date.

               (b) CONSENTS. The consents described in SCHEDULES 2.3 shall have been obtained in form reasonably satisfactory to the Purchaser.

               (c) HART-SCOTT-RODINO. Each of Empire, the Purchaser, and the Seller, to the extent required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the Federal Trade Commission, shall have made such filings, and all waiting periods applicable to this Agreement and to the consummation of the transactions contemplated hereby under the HSR Act, shall have expired or been terminated.

               (d) CORPORATE APPROVAL. Each of PSNC and the Seller shall deliver to Empire and the Purchaser copies, certified by its Secretary or Assistant Secretary, of the approval by its Board of Directors authorizing the execution, delivery and performance of this Agreement, the Related Agreements and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby.

               (e) DEEDS. The Seller shall have delivered to the Purchaser special warranty deeds to the real property listed on SCHEDULE 1.1 owned by the Seller, in the form of N.C. Bar Association Form No. 6, with appropriate transfer stamps attached, conveying to the Purchaser fee simple title in and to such real property.

               (f) TITLE INSURANCE. Marketable fee simple title to the Real Property, subject only to the Permitted Encumbrances shall be insurable at regular rates by a nationally-recognized title insurance company reasonably acceptable to the Purchaser.

               (g) DOCUMENTS OF THE SELLER. The Seller shall have caused to be delivered to the Purchaser the following:

                    (i) GOOD STANDING CERTIFICATE. Good standing certificate issued as of a date reasonably proximate to the date of Closing by the appropriate official of the state of incorporation of the Seller and each state in which the Seller is qualified to conduct business.

                    (ii) ORGANIZATION DOCUMENTS. The Articles of Incorporation, as amended to date, of the Seller, certified by the Secretary of State of its state of organization, and the Bylaws and minutes of the Seller, together with a certificate of a duly authorized officer of the Seller, dated as of the Closing Date, certifying as to the accuracy and completeness of such documents.

                    (iii) RESOLUTIONS. Certified copies of resolutions or written consents to action of the Board of Directors and shareholder of the Seller authorizing the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the Related Agreements.

               (h) RELATED AGREEMENTS. The Related Agreements shall have been executed and delivered by the parties thereto.

               (i) NO ADVERSE PROCEEDING. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

               (j) LEGAL OPINION. There shall have been delivered to the Purchaser the written legal opinion of Fennebresque, Clark, Swindell & Hay, counsel for the Seller, in a form reasonably acceptable to the Purchaser.

               (k) UCC SEARCH. Purchaser shall have received at Seller's expense the report of a UCC search reasonably satisfactory to Purchaser.

               (l) OTHER ASSURANCES. The Seller shall have delivered to the Purchaser such other and further certificates, assurances and documents as the Purchaser may reasonably request to evidence the accuracy of the representations and warranties made pursuant to Article II, the performance of covenants and agreements to be performed pursuant to Article IV at or prior to the Closing, and the fulfillment of the conditions to the Purchaser's obligations.

          SECTION 5.3. CONDITIONS TO OBLIGATIONS OF PSNC AND THE SELLER. The obligations of PSNC and the Seller to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment on or before the Closing Date of each of the following conditions, except to the extent that PSNC and the Seller may, each in its absolute discretion, waive in writing one or more thereof in whole or in part:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Empire and the Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and the covenants of the Purchaser set forth herein shall have been complied with in all material respects through the Closing Date, and a certificate to such effect shall be executed and delivered to the Seller by Empire and the Purchaser on and as of the Closing Date.

               (b) CORPORATE APPROVAL. Each of Empire and the Purchaser shall deliver to PSNC and the Seller copies, certified by its Secretary or Assistant Secretary, of the approval by its Board of Directors authorizing the transactions contemplated hereby and the execution, delivery and performance of this Agreement, the Related Agreements and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby.

               (c) PAYMENT OF PURCHASE PRICE. The Purchaser shall have paid the Purchase Price in the manner described in Article I.

               (d) CONSENTS. The consents described in SCHEDULE 3.2 shall have been obtained in form reasonably satisfactory to the Seller.

               (e) HART-SCOTT-RODINO. Each of Empire, the Purchaser, and the Seller, to the extent required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the Federal Trade Commission, shall have made such filings and all waiting periods applicable to this Agreement and to the consummation of the transactions contemplated hereby under the HSR Act, shall have expired or been terminated.

               (f) PURCHASER'S DOCUMENTS. The Purchaser shall have caused to be delivered to the Seller the following:

                    (i) GOOD STANDING CERTIFICATES. Good standing certificates issued as of a date reasonably proximate to the date of Closing by the Secretary of State of the state of organization of the Purchaser.

                    (ii) CERTIFICATE OF INCORPORATION AND BYLAWS. A Certificate of Incorporation, as amended to date, certified by the Secretary of State of the state of organization of the Purchaser and Bylaws of the Purchaser, together with a certificate of a duly authorized officer of the Purchaser, dated as of the Closing Date, certifying the accuracy and completeness of such corporate documents as of such date.

                    (iii) CORPORATE RESOLUTIONS. Certified copy of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement, each of the Related Agreements and the transactions contemplated hereby and thereby.

               (g) RELATED AGREEMENTS. The Related Agreements shall have been executed and delivered by the Purchaser.

               (h) NO ADVERSE PROCEEDINGS. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

               (i) LEGAL OPINION. There shall have been delivered to the Seller the written opinion of the Purchaser's counsel, Wilmer, Cutler & Pickering, in a form reasonably acceptable to the Seller.

               (j) OTHER ASSURANCES. The Purchaser shall have delivered to the Seller such other and further certificates, assurances and documents as PSNC and the Seller or their counsel may reasonably request to evidence the accuracy of the representations and warranties made pursuant to Article III, the performance of the covenants and agreements to be performed pursuant to Article II at or prior to the Closing, and the fulfillment of the conditions to the Seller's obligations.

          SECTION 5.4. RISK OF LOSS. The Seller shall bear the risk of all loss or damage to the Purchased Assets from all causes through the Closing Date. In the event that Purchased Assets comprising more than five percent of the value of the Purchased Assets should be damaged or destroyed from any cause whatsoever prior to the Closing Date, the Seller shall promptly give the Purchaser written notice of such destruction or damage. Upon the Purchaser's receipt of such notice, each of the Purchaser and the Seller shall have the right, without penalty, to either agree to proceed to the Closing (provided, in such event, all proceeds of insurance for such damage are paid or assigned to the Purchaser, together with provision by the Seller for any deductible amount under such policies to be paid to the Purchaser) or to terminate this Agreement. Upon delivery of a notice of election to so terminate, the parties shall have no further rights or obligations hereunder, but shall have all rights and obligations preserved to them under any other agreements previously entered by the parties or previously delivered by one party to the other.

                                   ARTICLE VI.

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION


          SECTION 6.1. SURVIVAL. The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date with the exception of any matters pertaining to local, state, and federal tax liabilities, with respect to which such representations, warranties, covenants and agreements shall survive until the expiration of the applicable statute of limitations.

          SECTION 6.2.   INDEMNIFICATION

               (a) INDEMNIFICATION BY PSNC AND THE SELLER. Each of PSNC and the Seller hereby agrees to indemnify and hold the Purchaser after the Closing harmless from any and all liabilities, losses, claims, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and reasonable costs and expenses incurred in connection therewith) (collectively, the "INDEMNIFIABLE DAMAGES") which it may suffer or incur by reason of:

                    (i) the breach or inaccuracy of any of the representations and warranties of PSNC or the Seller contained in this Agreement;

                    (ii) the breach by the Seller of any of the covenants or agreements made by it.

               (b) INDEMNIFICATION BY EMPIRE AND THE PURCHASER. Each of Empire and the Purchaser hereby agrees to indemnify and hold the Seller after the Closing harmless from any and all Indemnifiable Damages which it may suffer or incur by reason of:

                    (i) the breach or inaccuracy of any of the representations or warranties of Empire or the Purchaser contained in this Agreement; or

                    (ii) the breach by the Purchaser of any of the covenants or agreements made by it; or

                    (iii) any claim against the Seller arising by virtue of the Purchaser's use of the name "PSNC Propane" or

"Public Service Propane" during a transition period as provided in Section 4.7.

               (c)  THIRD PARTY CLAIMS.


                    (i) If any claim or demand is asserted against the indemnified party by a third party with respect to any matter under the indemnities set forth in subsections 6.2(a) or (b) (a "THIRD PARTY CLAIM"), the indemnified party shall promptly give written notice and details thereof, including copies of all pleadings and the pertinent documents, to the indemnifying party. Within twenty (20) days of receipt of such notice, the indemnifying party shall (A) pay the Third Party Claim either in full or upon compromise agreed to by the indemnifying party, (B) notify the indemnified party that the indemnifying party disputes the Third Party Claim and intends to defend against it, or (C) notify the indemnified party that the indemnifying party disputes that the Third Party Claim is covered by this Agreement. In the event the indemnifying party disputes the Third Party Claim and intends to defend against it, it shall so defend and pay any adverse final judgment, award or settlement amount in regard thereto. Such defense shall be controlled by the indemnifying party, and the cost of such defense shall be borne by it, except that the indemnified party shall have the right to participate in such defense at its own expense. The indemnified party agrees that it will cooperate in all reasonable respects in the defense of any such claim or demand, including making personnel, books and records relevant to the claim available to the indemnifying party, without charge, except for reimbursement of reasonable out-of-pocket expenses.

                    (ii) If the indemnifying party fails to take action pursuant to Section 6.2(c)(i)(A) or (B) within twenty (20) days as set forth above, then the indemnified party shall have the right, exercisable in good faith, to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as an indemnity claim. The indemnified party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the indemnifying party and any expenses incurred by so acting shall be paid by the indemnifying party.

               (d) PAYMENT. Payment of Third Party Claims shall be made in accordance with subsection 6.2(c) above. With respect to all claims other than Third Party Claims, the indemnifying party shall promptly pay or reimburse the indemnified party in respect of any claim or liability for Indemnifiable Damages to which the foregoing indemnities relate after receipt of written notice from the indemnified party outlining with reasonable particularity the nature and amount of the claim(s). All claims for indemnity hereunder must be submitted by the indemnified party to the indemnifying party within the applicable time periods set forth in Section 6.1. In the event the indemnifying party fails or refuses to make payment for such claims within a period of twenty
(20) days from the date of notice to the indemnifying party, the indemnified party shall be entitled to exercise all legal means of relief available.

               (e) ACCESS AND INFORMATION. With respect to any claim for indemnification hereunder, the indemnified party will give to the indemnifying party and its counsel, accountants and other representatives full and free access, during normal business hours and upon the giving of reasonable prior notice, to their books and records relating to such claims, and to their employees, accountants, counsel and other representatives, all without charge to the indemnifying party, except for reimbursement of reasonable out-of-pocket expenses. In this regard, the indemnified party agrees to maintain any of its books and records which may relate to a claim for indemnification hereunder for such period of time as may be necessary to enable the indemnifying party to resolve such claim.

               (f)  LIMITATIONS ON INDEMNIFICATION.

                    (i) Except as provided in paragraph (ii) or (iii) of this subsection 6.2(f), PSNC and the Seller shall not be obligated hereunder to indemnify the Purchaser with respect to any Indemnifiable Damages (other than Indemnifiable Damages arising by virtue of a breach of the representations contained in Section 2.4(b)(i) to (iv)) as to which the Purchaser is otherwise entitled to indemnification under Section 6.2 unless and until the aggregate amount of such Indemnifiable Damages incurred or sustained by the Purchaser shall exceed One Hundred Fifty Thousand Dollars ($150,000), and thereafter the Purchaser shall be entitled to indemnity from the Seller hereunder only with respect to any amounts in excess of One Hundred Fifty Thousand Dollars ($150,000).

                    (ii) PSNC and the Seller shall indemnify the Purchaser for any and all Indemnifiable Damages arising by virtue of a breach of the representations contained in Section 2.4(b)(i), (ii), and (iv).

                    (iii) Claims for breach of the representations and warranties contained in Section 2.4(b)(iii) shall not be subject to indemnification under this Article, but rather shall be addressed exclusively through Section 1.8.

                    (iv) Empire and the Purchaser shall not be obligated hereunder to indemnify the Seller with respect to any Indemnifiable Damages as to which the Seller is otherwise entitled to indemnification under Section 6.2 unless and until the aggregate amount of such Indemnifiable Damages incurred or sustained by the Seller shall exceed One Hundred Fifty Thousand Dollars ($150,000), and thereafter the Seller shall be entitled to indemnity from the Seller hereunder only with respect to any amounts in excess of One Hundred Fifty Thousand Dollars ($150,000).



                                  ARTICLE VII.

                                  MISCELLANEOUS


          Section 7.1. NOTICES. Any notice required or permitted under this Agreement shall be in writing and, except as specifically provided otherwise herein, shall be deemed to have been duly given and delivered: (a) when personally delivered, (b) one (1) business day after being sent by telefax to a party at the number listed below for such party, (c) one (1) business day after the day on which the same has been delivered prepaid to a national courier service guaranteeing next day service, or (d) three (3) days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to the party to whom such notice is to be given at the address listed below for such party, or at the most recent address specified by written notice given to the other party in the same manner provided in this section; PROVIDED, HOWEVER, that notice of an address change shall not be effective until actually received:


NOTICES TO SELLER AND PSNC:

               PSNC Propane Corporation
               c/o Public Service Company of North
                    Carolina, Incorporated
               400 Cox Road, Post Office Box 1398
               Gastonia, North Carolina 28053-1398
               Attention:  Charles E. Zeigler, Jr.
               Telephone:  (704) 864-6730
               Telefax:    (704) 834-6556

WITH A COPY TO:

               Fennebresque, Clark, Swindell & Hay
               NationsBank Corporate Center
               100 North Tryon Street, Floor 29
               Charlotte, North Carolina 28202
               Attention:  Jeffrey S. Hay
               Telephone:  (704) 347-3800
               Telefax:    (704) 347-3838


NOTICES TO PURCHASER AND EMPIRE:

               Empire Gas Corporation
               1700 South Jefferson
               Lebanon, Missouri  65536
               Attention:  Paul Lindsey
               Telephone:  (417) 532-3101
               Telefax:    (417) 532-3101

          WITH A COPY TO:

               Wilmer, Cutler & Pickering
               2445 M Street, N.W.
               Washington, D.C. 20037-1420
               Attention:  Richard W. Cass
               Telephone:  (202) 663-6503
               Telefax:    (202) 663-6363


          SECTION 7.2. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 7.3. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 7.4. BENEFITS AND BINDING EFFECT. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not confer any rights or benefits upon any person or entity other than the parties hereto and their respective successors and assigns.

          SECTION 7.5. CAPTIONS. The captions and headings set forth in this Agreement are for convenience of reference only and shall not be construed as a part of this Agreement.

          SECTION 7.6. EXHIBITS AND SCHEDULES. All exhibits and schedules referred to in this Agreement and attached hereto shall be deemed and construed as part of this Agreement and for all purposes all such exhibits and schedules are hereby specifically incorporated herein by reference.

          SECTION 7.7. MERGER CLAUSE. This Agreement contains the final, complete and exclusive statement of the agreement among the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral and all prior written agreements with respect to the subject matter hereof are merged herein.

          SECTION 7.8. AMENDMENTS AND WAIVER. No change, amendment, qualification, cancellation or termination hereof shall be effective unless in writing and duly executed by each of the parties hereto. No failure of any party to enforce any provisions hereof or to resort to any remedy or to exercise any one or more of alternate remedies and no delay in enforcing, resorting to or exercising any remedy shall constitute a waiver by that party of its right subsequently to enforce the same or any other provision hereof or to resort to any one or more of such rights or remedies on account of any such ground then existing or which may subsequently occur.

          SECTION 7.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, other than its rules regarding choice of law.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the date first above written.

                         EMPIRE:

                         Empire Gas Corporation


                         By:___________________________________
                         Name:_________________________________
                         Title:________________________________


                         PURCHASER:

                         EMPIREGAS, Inc. of North Carolina


                         By:___________________________________
                         Name:_________________________________
                         Title:________________________________


                         PSNC:

                         Public Service Company of North Carolina, Inc., a North Carolina corporation


                         By:____________________________________
                         Printed Name:__________________________
                         Title:_________________________________


                         SELLER:

                         PSNC Propane Corporation, a North Carolina corporation


                         By:____________________________________
                         Printed Name:__________________________
                         Title:_________________________________

          LIST OF SCHEDULES TO ASSET PURCHASE AGREEMENT


          Schedule 1.1(a)     Real Property
          Schedule 1.1(d)     Vehicles
          Schedule 1.1(e)     Tanks
          Schedule 1.1(f)     Machinery and Equipment
          Schedule 1.2(c) Machinery, Equipment, Furniture and Fixtures, Motor Vehicles, and Office Equipment Not Transferred
          Schedule 1.3(a)     Inventory Orders
          Schedule 1.3(b)     Assumed Leases
          Schedule 1.3(c)     Contracts
          Schedule 1.4(a)(ii) Valuation of Accounts Receivable
          Schedule 1.5        Allocation of Purchase Price
          Schedule 1.8(d)     Sales Price of Tanks
          Schedule 2.0        Knowledge of Seller
          Schedule 2.3        Conflicts and Consent Requirements of Selling
                              Parties
          Schedule 2.4(a)     Exceptions to Title
          Schedule 2.5(b)     Leases
          Schedule 2.6(a)     Violations
          Schedule 2.6(b)     Condition of Equipment
          Schedule 2.7        Permits
          Schedule 2.9        Tax Matters
          Schedule 2.10       Litigation
          Schedule 2.11       Environmental Matters
          Schedule 2.12       Exceptions to Material Contracts
          Schedule 2.13       Employee Benefit Plans
          Schedule 2.17       Financial Information
          Schedule 2.18       Absence of Material Adverse Changes
          Schedule 3.0        Knowledge of the Purchaser
          Schedule 3.2        Conflicts and Consent Requirements of the
                              Purchaser
          Schedule 4.3        Employees of Seller

          LIST OF EXHIBITS TO ASSET PURCHASE AGREEMENT


          Exhibit 1.6(a)      Form of Non-Competition Agreement
          Exhibit 1.6(b)      Form of Assignment Agreement
          Exhibit 1.6(c)      Form of Real Estate License Agreements

                                 EXHIBIT 1.6(a)

                        COVENANT NOT TO COMPETE AGREEMENT


STATE OF NORTH CAROLINA

COUNTY OF ___________________________

     THIS AGREEMENT made effective June __, 1994, by and among PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INC., a corporation organized under the laws of the State of North Carolina (hereinafter referred to as "PSNC"), EMPIRE GAS CORPORATION, a corporation organized under the laws of the State of Missouri (hereinafter referred to as "Empire"), and EMPIREGAS, INC. OF NORTH CAROLINA, a corporation organized under the laws of the State of North Carolina (hereinafter referred to as the "Purchaser");

                              W I T N E S S E T H:

     WHEREAS, PSNC has previously established and conducted a propane distribution business located in North Carolina and headquartered in Gastonia, North Carolina (the "Business");

     WHEREAS, the Purchaser is simultaneously with the execution of this agreement acquiring the assets and business operations (the "Acquisition") of PSNC Propane Corporation (the "Seller");


     WHEREAS, the Purchaser is the wholly-owned subsidiary of Empire, and Empire has approved and authorized the Purchaser' acquisition of the Business; and

     WHEREAS, the Acquisition is specifically conditioned on PSNC and its Affiliates (defined below) refraining from competing with the Purchaser in the propane retail customer service business and the propane retail sales business for a reasonable period of time in a mutually agreed upon reasonable geographical area, as specifically set forth herein;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

     1. COVENANT NOT TO COMPETE. In consideration of the sum to be paid in accordance with Paragraph 2 hereof, PSNC hereby expressly agrees that for a period of five (5) years from and after the date of this Agreement:

          (a) PSNC will not, directly or indirectly, itself or through any Affiliate, own, manage, operate, control, or participate in the ownership, management, operation or control of, or be connected as a partner, representa-tive, shareholder, consultant, agent, broker, dealer with, or have any direct or indirect financial interest in, or directly or indirectly finance, aid or assist in any way, any individual, outlet, corporation, partnership, or other entity that provides propane Retail customer service or propane Retail sales within the state of North Carolina (PROVIDED, HOWEVER, that engaging in activities permitted by paragraph 1(c)(ii) with respect to a Retail competitor of Purchaser shall not, in itself, constitute "aiding" or "assisting" for purposes of this paragraph;

          (b) PSNC will not, directly or indirectly, at any time reveal, make known, or use, and will cause its Affiliates not to reveal, make known, or use, any confidential business information (including without limitation customer lists and records) relating to the Business of Seller acquired by the Purchaser for any purpose or benefit that might have an adverse effect upon the business of the Purchaser;

          (c) PSNC will not, either alone or in conjunction with or on behalf of any other individual or entity, solicit, divert, take away or endeavor to take away, and will cause its Affiliates not to solicit, direct, take away, or endeavor to take away, any person, firm, association or corporation listed as a customer or account of the Business (PROVIDED, HOWEVER, that nothing in this paragraph shall prohibit, restrict or in any way limit PSNC or its Affiliates, directly or indirectly, alone or in combination or connection with any individual, corporation, partnership or any other entity, from: (i) promoting, marketing, soliciting or providing natural gas service to any existing or potential customer of the Business; or (ii) engaging in the business of wholesale storage and/or distribution of propane at PSNC's Cary, North Carolina facility solely with respect to wholesale customers who were not customers of PSNC at any time during the twelve month period preceding the execution of this Agreement); and

          (d) PSNC either alone or in conjunction with or on behalf of any other individual or entity, entice, solicit, take away, hire, employ or endeavor to employ, and will cause its Affiliates not to entice, solicit, take away, hire, employ, or endeavor to employ, any person who is, or shall be, in the service of the Purchaser or any Affiliate of the Purchaser (including without limitation any employee of the Seller who becomes an employee of the Purchaser or any of its Affiliates).

For the purpose of this Agreement: "Retail" shall be defined as the sale or marketing of liquefied petroleum gas from a bobtail delivery truck and the purchase, storage, distribution, sale or rental of LP Gas appliances; "Affiliate" of a party shall be defined as and include any partnership, joint venture, corpora-tion, trust, and unincorporated organization directly or indirectly controlling, controlled by, or under common control with such party.

     2. PAYMENT. the Purchaser shall pay PSNC the sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) for the covenant contained herein. Payment of such sum shall be made in five (5) payments, each in the amount of One Hundred Thousand and no/100 Dollars ($100,000), payable on May 31, 1995, May 31, 1996, May 31, 1997, and May 31, 1998, and May 31, 1999.

     3. ENFORCEABILITY. PSNC expressly acknowledges that, because of the unique nature of the covenants set forth herein, it would be impossible to measure in money the damages suffered if it were to fail to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, Empire and the Purchaser will be irreparably damages and will not have an adequate remedy at law. Accordingly, the parties agree that, in addition to any other remedy to which Empire or the Purchaser may be entitled, they shall be entitled to injunctive and other equitable relief with respect to a breach of this Agreement by PSNC and to specifically enforce the provisions hereof, without the posting of any bond, and if any action should be brought in equity to enforce this Agreement, PSNC shall not raise the defense that there is an adequate remedy at law.

     4. SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

     5. AMENDMENT. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     6. WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof. The failure of either party at any time or times to require performance of any provision hereof shall, in no manner, affect such party's right at a later time to enforce said provision. No waiver by either party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

     7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assigned or transferred by operation of law or otherwise and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of North Carolina.

     8. COUNTERPARTS. This Agreement may be executed in two or more counterparts which together or separately shall constitute a single agreement. The section headings as contained in the Agreement are inserted for convenience only and shall not affect, in any way, the meaning or interpretation of this Agreement.

     9. OFFSET. In connection with any dispute between Empire and/or the Purchaser, on the one hand, and PSNC and/or the Seller, on the other hand, including without limitation a dispute arising out of the Asset Purchase Agreement dated as of June ___, 1994, Empire and the Purchaser shall each have the right to offset any amounts in dispute against any payments due PSNC pursuant to paragraph 2, if such amounts in dispute are segregated in an interest-bearing account pending resolution of such dispute.

     10. NOTICES. All payments, notices, requests, demands and other communications made hereunder shall be addressed as follows (or to such other address as the party to be given such notice may hereafter have designated by notice in writing to the other party hereto):

If to PSNC:                        If to EMPIRE or EMPIREGAS,
                                   INC. OF NORTH CAROLINA:
Public Service Company of
  North Carolina, Incorporated     Empire Gas Corporation
400 Cox Road                       1700 South Jefferson
Post Office Box 1398               Lebanon, Missouri  65536
Gastonia, NC  28053-1398           Att:  Paul S. Lindsey, Jr.
Att:  Charles E. Zeigler, Jr.      Telephone:  (417) 532-3101
Telephone:  (704) 864-6730         Telefax:    (417) 532-3101
Telefax:    (704) 834-6556

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                         PUBLIC SERVICE COMPANY
                         OF NORTH CAROLINA, INC.

ATTEST:



________________________      By: _______________________________
______________Secretary            Chairman, President and Chief
                                     Executive Officer


                              EMPIRE GAS CORPORATION
ATTEST:


_______________________       By: _______________________________
_____________Secretary             President


                              EMPIREGAS, INC. OF NORTH CAROLINA
ATTEST:


_______________________       By: _______________________________
_____________Secretary             President


STATE OF NORTH CAROLINA
COUNTY OF _______________________

     I, _________________________, Notary Public of said county and state aforesaid, do hereby certify that _________________ personally appeared before me this date and acknowledged that he/she is ______________________ Secretary of PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INC., a corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by himself/herself as its Secretary.

     Witness my hand and notarial seal, this the ____ day of ______________________, 1994.


                                   _________________________
                                   Notary

My commission expires: ____________________

STATE OF NORTH CAROLINA
COUNTY OF _________________


     I, _____________________________, Notary Public of said county and state aforesaid, do hereby certify that ____________ personally appeared before me this date and acknowledged that he/she is ___________________ Secretary of EMPIRE GAS CORPORATION, a corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by himself/herself as its Secretary.

     Witness my hand and notarial seal, this the _____ day of _______________________ 1994.




                              ______________________________
                              Notary Public


My commission expires: ______________________


STATE OF NORTH CAROLINA
COUNTY OF _________________


     I, _____________________________, Notary Public of said county and state aforesaid, do hereby certify that ____________ personally appeared before me this date and acknowledged that he/she is ___________________ Secretary of EMPIRE GAS, INC. OF NORTH CAROLINA, a corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by himself/herself as its Secretary.

     Witness my hand and notarial seal, this the _____ day of _______________________ 1994.




                              ______________________________
                              Notary Public


My commission expires: ______________________



1112\1112emp.102
Draft Printed June 15, 1994

                                 EXHIBIT 1.6(b)

                           BILL OF SALE AND ASSIGNMENT


     THIS BILL OF SALE AND ASSIGNMENT (this "Assignment") is made this __ day of June, 1994, by PSNC PROPANE CORPORATION, a North Carolina corporation with its principal place of business at 400 Cox Road, Gastonia, North Carolina ("Seller") to EMPIREgAS, INC. OF NORTH CAROLINA, a North Carolina corporation with its principal place of business at ___________________, ___________, North Carolina ("Purchaser").

                              W I T N E S S E T H:

     WHEREAS, Seller, Public Service Company of North Carolina, Incorporated, Purchaser and Empire Gas Corporation have entered into that certain Asset Purchase Agreement dated May __, 1994 (the "Purchase Agreement") pursuant to which Seller has agreed to sell, and Purchaser has agreed to purchase, substantially all of Seller's assets used in the operation of the Seller's business;

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Seller, the Seller hereby assigns, transfers and sets over to the Purchaser all of the Seller's right, title and interest to each of Purchased Assets (as defined in the Purchase Agreement).

     TO HAVE AND TO HOLD the Purchased Assets unto the Purchaser, its successors and assigns. The Seller hereby covenants with the Purchaser and its successors and assigns that the Seller is seized of the Purchased Assets, and has the right to convey the Assets, that the Purchased Assets are free and clear of all liens and encumbrances whatsoever, and that the Seller will warrant and defend the title thereto against and indemnify and hold the Purchaser harmless from the lawful claims of all persons whomsoever.

     This Assignment shall be binding upon Seller, and shall inure to the benefit of, the Purchaser and each of its successors and assigns.

     THIS ASSIGNMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

     The terms and provisions of this instrument are subject to the terms and provisions of the Purchase Agreement and in the event of a conflict or inconsistency between this instrument and the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern.

     IN WITNESS WHEREOF, the Seller has caused this Assignment to be executed by their duly authorized officer, all as of the day and year first above written.



                                   SELLER:

                                   PSNC PROPANE CORPORATION


                                   By:______________________

                                   Name:____________________

                                   Title:____________________

                                 EXHIBIT 1.6(C)

                                LICENSE AGREEMENT


     THIS LICENSE AGREEMENT (hereinafter called "License") made as of the _____ day of ___________, 1994 is by and between PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, a North Carolina corporation, having an address at 400 Cox Road, Gastonia, North Carolina 28053 (hereinafter called "PSNC"), and EMPIREGAS, INC. OF NORTH CAROLINA, a North Carolina corporation, having an address at ___________________________, __________, North Carolina ________
(hereinafter called "Licensee").


                               W I T N E S S E T H



     WHEREAS, PSNC is the owner of certain real property located at 3700 Franklin Boulevard, Gastonia, North Carolina (the "Gastonia Facility") and 211 South Hoover Road, Durham, North Carolina (the "Durham Facility") (the Durham Facility and the Gastonia Facility are referred to herein together as the "PSNC Facilities"); and

     WHEREAS, on the date hereof, PSNC Propane Corporation, a wholly-owned subsidiary of PSNC, sold and conveyed to Licensee certain assets, including, but not limited to, eight (8) thirty thousand (30,000) gallon propane storage tanks at the Gastonia Facility and three (3) thirty thousand (30,000) gallon propane storage tanks at the Durham Facility (the "Propane Storage Tanks"), all pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement") by and between PSNC Propane Corporation and Licensee dated as of May __, 1994; and

     WHEREAS, in connection with the Purchase Agreement, PSNC has agreed to grant the Licensee permission to use portions of the PSNC Facilities (said portions being hereinafter called the "Licensed Areas") consisting of the areas where the Propane Storage Tanks are located currently and the area necessary to obtain access to and use the Propane Storage Tanks, as more particularly shown on EXHIBIT A attached hereto and made a part hereof, for the purpose and on the conditions more particularly set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties hereto, said parties hereby agree as follows:

1. PSNC grants permission only to Licensee and its employees to use the Licensed Areas for the purpose of storing, maintaining and using the Propane Storage Tanks in the ordinary course of Licensee's business in a manner consistent with the use of the Propane Storage Tanks prior to the sale thereof to Licensee, and for no other purpose.

2. This License shall be effective as of the Closing Date (as defined in the Purchase Agreement), and shall expire on the date which is 150 days after the Closing Date as to the Gastonia Facility, and on the date which is 120 days after the Closing Date as to the Durham Facility, unless sooner terminated as provided hereinafter.

3. Notwithstanding the provisions of Section 2, this License shall terminate automatically as to the Durham Facility and the Gastonia Facility, respectively, upon Licensee's removal of all the Propane Storage Tanks located at such Facility.

4. Licensee hereby agrees, at its sole cost and expense, to abide by and comply with all applicable laws, orders and regulations of federal, state, county and municipal authorities and/or other governmental bodies having jurisdiction over the Licensed areas insofar as such compliance is necessitated by reason of Licensee's use and occupancy thereof. Licensee further agrees, at its sole cost and expense to comply with such other rules and regulations and security procedures as identified by PSNC.

5. Licensee acknowledges that it has had the opportunity to inspect the Licensed Areas and agrees that the Licensed Areas are suitable for the uses and purposes hereunder in "AS IS" condition.

6. Licensee shall not do or permit anything to be done on or about the Licensed Areas which might constitute a private or public nuisance or waste. Licensee shall keep the Licensed Areas in good order, repair and condition, reasonable wear and tear only excepted. Licensee shall not make any alterations or changes to the Licensed Areas.

7. At the expiration or sooner termination of this License, Licensee agrees to quietly quit and surrender to PSNC the Licensed Areas, in the condition that existed at the commencement of this License reasonable wear and tear only excepted. Licensee shall remove, at its expense, all of its personal property, including, but not limited to, the Propane Storage Tanks, at the expiration or sooner termination of this License or it shall thereafter be deemed abandoned. Licensee shall be responsible for all damage done to the Licensed Areas or any other part of the PSNC Facilities by such removal and shall promptly reimburse PSNC for the reasonable cost of any repairs undertaken by PSNC required as a result of damage caused by such removal.

8. PSNC shall have the right to enter the Licensed Areas at any time and from time to time for any and all purposes it deems necessary, including but not limited to, inspecting same, posting signs and making repairs. Such entry shall not unreasonably interfere with the Licensee's business and operations in the Licensed Areas.

9. Licensee hereby agrees that the license granted herein if personal to Licensee and is not assignable. Licensee hereby agrees that the permission granted herein does not constitute a lease, easement or grant and shall not give Licensee, its agents, employees, successors or anyone else any right, title or interest in or to the Licensed Areas, except as set forth herein.

10. Licensee agrees that it is using the Licensed Areas at its sole risk. Licensee further agrees to defend, indemnify and hold harmless PSNC, its agents, contractors, officers, directors, invitees, and employees from any and all claims, causes of action, damages, expenses and liability, including reasonable attorneys' fees, sustained or incurred by any persons which are based upon or arise out of illness or injury, including death of any person, or property damage to any property at, on or about the Licensed Areas resulting from any acts, omission or willful misconduct of Licensee, its employees, agents, contractors, officers, directors, and invitees at, on or about the Licensed Areas, unless the result of the gross negligence or willful misconduct of PSNC.

11. Licensee, at its sole cost and expense, shall maintain in full force and effect during the term of this License liability insurance policies with the minimum indicated:

     Commercial General Liability:

     $1,000,000 bodily injury and property damage combined

     single limit per occurrence

     Commercial Automobile Liability:

     $1,000,000 bodily injury and property damage combined single limit per occurrence and said commercial liability shall contain: (1) a stipulation that Licensee's insurer will provide thirty (30) days prior written notice of cancellation of insurance to PSNC, and (2) a contractual liability endorsement insuring Licensee's indemnity obligations under paragraph 11 herein. Such policies shall be carried by solvent and responsible insurance companies licensed to do business in the State of North Carolina. At the commencement of the term hereof, Licensee shall deliver to PSNC a certificate(s) issued and executed by Licensee's insurer and evidencing the insurance coverage required hereunder. In addition, Licensee shall deliver to PSNC renewal policies or certificates thereof no later than thirty (30) days prior to the expiration of any policies which Licensee is required to carry hereunder. In the event Licensee fails to maintain the insurance coverage stated herein, PSNC, may, notwithstanding the notice provision in Paragraph 4 of this License, immediately terminate this License.

     IN WITNESS WHEREOF, this License Agreement has been duly executed as of the day and year first above written.


                         LICENSEE


                         EMPIREgAS, INC. of North Carolina



                         By:__________________________________

                         Its:__________________________________

                         Dated:________________________________







                         PUBLIC SERVICE COMPANY OF NORTH
                         CAROLINA, INC.



                         By:__________________________________

                         Its:__________________________________

                         Dated:________________________________

                                    EXHIBIT A


                     Licensed Area - Durham, North Carolina


     Portions of the real property and improvements located at 211 South Hoover Road, Durham, North Carolina, being more particularly described as follows:


          1. Portions of the former Public Service Company of North Carolina Service Center, consisting of approximately 2560 square feet as shown on EXHIBIT A-1;

          2. The former Public Service Company of North Carolina garage, consisting of approximately 1,200 square feet, as shown on EXHIBIT A-2;

          3. A tract of land, approximately 122' x 42', adjacent to said garage, to be used as a tank/equipment storage areas, as shown on EXHIBIT A-2;

          4. An 8' x 40' tract, to be utilized as a fill station locations, as shown on EXHIBIT A-2;

          5. Parking lot facilities (approximately 2330 square feet) adjacent to the facilities described in paragraph (1) above, as shown on EXHIBIT A-2;

          6. A tract of land, approximately 96' x 107', formerly being used as bulk storage facilities by PSNC Propane
          Corporation, as shown on EXHIBIT A-2.


                    Licensed Area - Gastonia, North Carolina


     Portions of the real property and improvements located at 3700 East Franklin Boulevard, Gastonia, North Carolina, being more particularly described as follows:

          1.   The portion of the building outlined in EXHIBIT A-3;

          2. The portion of area exterior to the building identified in paragraph (1) above formerly used by PSNC Propane and delineated by a fence surrounding said area.